EXHIBIT 12


                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, 1996, 1997, AND 1998
                             (DOLLARS IN THOUSANDS)






                                                     1994           1995           1996          1997           1998
                                                 ------------   ------------   -----------   ------------   ------------
Income (loss) before provision (benefit)
 for income taxes and extraordinary
 items .......................................     $ (3,387)      $ 10,188      $  8,067         11,488         39,841
Fixed charges(a) .............................       25,418         39,253        84,314         98,393        138,952
                                                   --------       --------      --------         ------        -------
Earnings available for fixed charges .........       22,031         49,441        92,381        109,881        178,793
Fixed charges ................................       25,418         39,253        84,314         98,393        138,952
                                                   --------       --------      --------        -------        -------
Ratio of earnings to fixed charges ...........           --           1.3 x         1.1 x          1.1 x          1.3 x


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(a) Fixed charges consist of interest  expense,  which includes  interest on all debt and amortization of debt discount, and deferred financing costs.